EXHIBIT 10.13A

COMMON STOCK PURCHASE AGREEMENT

by and between

KINGSBRIDGE CAPITAL LIMITED

and

TERCICA, INC.

dated as of October 14, 2005

i

(continued)

(continued)

(continued)

(continued)

		Page
Section 10.05.	Assignment	24

Section 10.06.	Amendment; No Waiver	24

Section 10.07.	Entire Agreement	24

Section 10.08.	Severability	24

Section 10.09.	Title and Subtitles	24

Section 10.10.	Counterparts	24

Section 10.11.	Choice of Law	25

Section 10.12.	Specific Enforcement, Consent to Jurisdiction	25

Section 10.13.	Survival	25

Section 10.14.	Publicity	25

Section 10.15.	Further Assurances	25

v

COMMON STOCK PURCHASE AGREEMENT

by and between

KINGSBRIDGE CAPITAL LIMITED

and

TERCICA, INC.

dated as of October 14, 2005

This COMMON STOCK PURCHASE AGREEMENT is entered into as of the 14 day of October, 2005 (this “Agreement”), by and between KINGSBRIDGE CAPITAL LIMITED, an entity organized and existing under the laws of the British Virgin Islands (the “Investor”) and TERCICA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the limitations and conditions set forth herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $75 million worth of shares of Common Stock (as defined below); and

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) (“Section 4(2)”) and Regulation D (“Regulation D”) of the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder; and

WHEREAS, the parties hereto are concurrently entering into a Registration Rights Agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”) pursuant to which the Company shall register the Common Stock issued and sold to the Investor under this Agreement and under the Warrant (as defined below), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in consideration for the Investor’s execution and delivery of, and its performance of its obligations under, this Agreement, the Company is concurrently issuing to the Investor a Warrant in the form of Exhibit B hereto (the “Warrant”) pursuant to which the Investor may purchase from the Company up to 260,000 shares of Common Stock, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. “Articles” shall have the meaning assigned to such term in Section 4.03 hereof.

Section 1.02. “Blackout Amount” shall have the meaning assigned to such term in the Registration Rights Agreement.

Section 1.03. “Blackout Shares” shall have the meaning assigned to such term in the Registration Rights Agreement.

Section 1.04. “Closing Date” means the date on which this Agreement is executed and delivered by the Company and the Investor.

Section 1.05. “Commission” means the United States Securities Exchange Commission.

Section 1.06. “Commission Documents” shall have the meaning assigned to such term in Section 4.06 hereof.

Section 1.07. “Commitment Period” means the period commencing on the Effective Date and expiring on the earliest to occur of (i) the date on which the Investor shall have purchased Shares pursuant to this Agreement for an aggregate purchase price equal to the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Article VIII hereof, and (iii) the date occurring 36 months from the Effective Date.

Section 1.08. “Common Stock” means the common stock of the Company, par value $0.001 per share.

Section 1.09. “Condition Satisfaction Date” shall have the meaning assigned to such term in Article VII hereof.

Section 1.10. “Damages” means any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs and reasonable expenses of expert witnesses and investigation).

Section 1.11. “Draw Down” shall have the meaning assigned to such term in Section 3.01 hereof.

Section 1.12. “Draw Down Amount” means the actual amount of a Draw Down paid to the Company.

Section 1.13. “Draw Down Discount Price” means (i) 90% of the VWAP on any Trading Day during the Draw Down Pricing Period when the VWAP equals or exceeds $3.00 but is less than $7.50, (ii) 92% of the VWAP on any Trading Day during the Draw Down Pricing Period when the VWAP equals or exceeds $7.50 but is less than $14.00, or (iii) 94% of the VWAP on any Trading Day during the Draw Down Pricing Period when the VWAP equals or exceeds $14.00.

Section 1.14. “Draw Down Notice” shall have the meaning assigned to such term in Section 3.01 hereof.

Section 1.15. “Draw Down Pricing Period” shall mean, with respect to each Draw Down, a period of eight (8) consecutive Trading Days beginning on the first Trading Day specified in a Draw Down Notice.

Section 1.16. “DTC” shall mean the Depository Trust Company, or any successor thereto.

Section 1.17. “Effective Date” means the first Trading Day immediately following the date on which the Registration Statement is declared effective by the Commission.

Section 1.18. “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.19. “Excluded Merger or Sale” shall have the meaning assigned to such term in the Warrant.

Section 1.20. “Knowledge” means the actual knowledge of the Company’s President and Chief Executive Officer, Chief Financial Officer, Senior Vice President Clinical and Regulatory Affairs, Senior Vice President of Legal Affairs, Senior Vice President Commercial Operations, and Senior Vice President Pharmaceutical Operations.

Section 1.21. “Make Whole Amount” shall have the meaning specified in Section 3.07.

Section 1.22. “Market Capitalization” means, as of any Trading Day, the product of (i) the closing sale price of the Company’s Common Stock as reported by Bloomberg L.P. using the AQR function and (ii) the number of outstanding shares of Common Stock of the Company as reported by Bloomberg L.P. using the DES function.

Section 1.23. “Material Adverse Effect” means any effect on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrant in any material respect; provided, that none of the following shall constitute a “Material Adverse Effect”: (i) the effects of conditions or events that are generally applicable to the capital, financial, banking, currency, biotechnology or pharmaceutical markets, (ii) any changes or effects resulting from the announcement or consummation of the transactions contemplated by this Agreement, including, without limitation, any changes or effects associated with any particular Draw Down, and (iii) changes in the market price of the Company’s Common Stock.

Section 1.24. “Maximum Commitment Amount” means the lesser of (i) $75 million in aggregate Draw Down Amounts or (ii) 6,036,912 shares of Common Stock (as adjusted for stock splits, stock combinations, stock dividends, recapitalizations and the like occurring on or after the date of this Agreement).

Section 1.25. “Maximum Draw Down Amount” means the lesser of (i) 2% of the Company’s Market Capitalization at the time of the Draw Down, or (ii) $7 million.

Section 1.26. “NASD” means the National Association of Securities Dealers, Inc.

Section 1.27. “Permitted Transaction” shall have the meaning assigned to such term in Section 6.07 hereof.

Section 1.28. “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

Section 1.29. “Principal Market” means the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.30. “Prohibited Transaction” shall have the meaning assigned to such term in Section 6.08 hereof.

Section 1.31. “Prospectus” as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act.

Section 1.32. “Registrable Securities” means (i) the Shares, (ii) the Warrant Shares, and (iii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (w) the Registration Statement has been declared effective by the Commission and such Registrable Securities have been disposed of pursuant to the Registration Statement, (x) such Registrable Securities have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act (“Rule 144”) are met, (y) such time as such Registrable Securities have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (z) in the opinion of counsel to the Company such Registrable Securities may be sold without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

Section 1.33. “Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

Section 1.34. “Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

Section 1.35. “Regulation D” shall have the meaning set forth in the recitals of this Agreement.

Section 1.36. “Section 4(2)” shall have the meaning set forth in the recitals of this Agreement.

Section 1.37. “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.38. “Settlement Date” shall have the meaning assigned to such term in Section 3.05 hereof.

Section 1.39. “Shares” means the shares of Common Stock of the Company that are and/or may be purchased hereunder.

Section 1.40. “Trading Day” means any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities.

Section 1.41. “VWAP” means the volume weighted average price (the aggregate sales price of all trades of Common Stock during each Trading Day divided by the total number of shares of Common Stock traded during such Trading Day) of the Common Stock during any Trading Day as reported by Bloomberg, L.P. using the AQR function.

Section 1.42. “Warrant” shall have the meaning set forth in the recitals of this Agreement.

Section 1.43. “Warrant Shares” means the shares of Common Stock issuable to the Investor upon exercise of the Warrant.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

Section 2.01. Purchase and Sale of Stock. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall, to the extent it elects to make Draw Downs in accordance with Article III hereof, issue and sell to the Investor and the Investor shall purchase from the Company Common Stock for an aggregate purchase price of up to the Maximum Commitment Amount, consisting of purchases based on Draw Downs in accordance with Article III hereof.

Section 2.02. Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down. The execution and delivery of this Agreement (the “Closing”) shall take place at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019 at 2:00 p.m. local time on October 14, 2005, or at such other time and place or on such date as the Investor and the Company may agree upon (the “Closing Date”). At or prior to the Closing, each party shall deliver all documents, instruments and writings required to be delivered by such party at the Closing pursuant to this Agreement.

Section 2.03. Registration Statement and Prospectus. Promptly after the Closing, the Company shall prepare and file with the Commission the Registration Statement (including the Prospectus) in accordance with the provisions of the Securities Act and the Registration Rights Agreement.

Section 2.04. Warrant. On the Closing Date, the Company shall issue and deliver the Warrant to the Investor.

Section 2.05. Blackout Shares. The Company shall deliver any Blackout Amount or issue and deliver any Blackout Shares to the Investor in accordance with Section 1(e) of the Registration Rights Agreement.

ARTICLE III

DRAW DOWN TERMS

Subject to the satisfaction of the conditions hereinafter set forth in this Agreement, the parties agree as follows:

Section 3.01. Draw Down Notice. The Company, may, in its sole discretion, issue a Draw Down Notice specifying the dollar amount of Shares it elects to sell to the Investor (each such election a “Draw Down”) up to a Draw Down Amount equal to the Maximum Draw Down Amount during the Commitment Period, which Draw Down the Investor will be obligated to accept. The Company shall inform the Investor via facsimile transmission, with a copy to the Investor’s counsel, as to such Draw Down Amount before commencement of trading on the first Trading Day of the related Draw Down Pricing Period (the “Draw Down Notice”). In addition to the Draw Down Amount, each Draw Down Notice shall designate the first Trading Day of the Draw Down Pricing Period. In no event shall any Draw Down Amount exceed the Maximum Draw Down Amount. Each Draw Down Notice shall be accompanied by a certificate, signed by the Chief Executive Officer or Chief Financial Officer dated, as of the date of such Draw Down Notice, in the form of Exhibit C hereof.

Section 3.02. Number of Shares. Subject to Section 3.06(b), the number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the number of shares issuable on each Trading Day of the Draw Down Pricing Period. The number of shares issuable on a Trading Day of the Draw Down Pricing Period shall be equal to the quotient of one eighth (1/8th) of the Draw Down Amount divided by the Draw Down Discount Price for such Trading Day.

Section 3.03. Limitation on Draw Downs. Only one Draw Down shall be permitted during each Draw Down Pricing Period.

Section 3.04. Trading Cushion. Unless the parties agree in writing otherwise, there shall be a minimum of three (3) Trading Days between the expiration of any Draw Down Pricing Period and the beginning of the next succeeding Draw Down Pricing Period.

Section 3.05. Settlement. The number of Shares purchased by the Investor in any Draw Down shall be determined and settled on two separate dates. Shares purchased by the Investor during the first four Trading Days of any Draw Down Pricing Period shall be determined and settled no later than the sixth Trading Day of such Draw Down Pricing Period. Shares purchased by the Investor during the second four Trading Days of any Draw Down Pricing Period shall be determined and settled no later than the second Trading Day after the last Trading Day of such Draw Down Pricing Period. Each date on which settlement of the purchase and sale of Shares occurs hereunder being referred to as a “Settlement Date.” The Investor shall provide the Company with delivery instructions for the Shares to be issued at each Settlement Date at least two Trading Days in advance of such Settlement Date. The number of Shares actually issued shall be rounded to the nearest whole number of Shares.

Section 3.06. Delivery of Shares; Payment of Draw Down Amount.

(a) On each Settlement Date, the Company shall deliver the Shares purchased by the Investor to the Investor or its designees via book-entry through the DTC to an account designated by the Investor, and upon receipt of the Shares, the Investor shall cause payment therefor to be made to the Company’s designated account by wire transfer of immediately available funds, if the Shares are received by the Investor no later than 1:30 p.m. (Eastern Time), or next day available funds, if the Shares are received thereafter. Upon the written request of the Company, the Investor will cause its banker to confirm to the Company that the Investor has provided irrevocable instructions to cause payment for the Shares to be made as set forth above, immediately following confirmation by such banker that the Shares have been delivered through the DTC in unrestricted form.

(b) For each Trading Day during a Draw Down Pricing Period that the VWAP is less than the greater of (i) 90% of the Closing Price of the Company’s Common Stock on the Trading Day immediately preceding the commencement of such Draw Down Pricing Period, or (ii) $3.00, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice. If trading in the Company’s Common Stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during any Trading Day during a Draw Down Pricing Period, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice.

Section 3.07. Failure to Deliver Shares. If on any Settlement Date, the Company fails to deliver the Shares purchased by the Investor, and such failure is not cured within three (3) Trading Days following such Settlement Date, the Company shall pay to the Investor on demand in cash by wire transfer of immediately available funds to an account designated by the Investor the “Make Whole Amount;” provided, however, that in the event that the Company is prevented from delivering Shares in respect of any such Settlement Date in a timely manner by any fact or circumstance that is reasonably within the control of, or directly attributable to, the Investor, then such three (3) Trading Day period shall be automatically extended until such time as such fact or circumstance is cured. As used herein, the Make Whole Amount shall be an amount equal to the sum of (i) the Draw Down Amount actually paid by the Investor in respect of such Shares plus (ii) an amount equal to the actual loss suffered by the Investor in respect of sales to subsequent purchasers, pursuant to transactions entered into before the Settlement Date, of the Shares that were required to be delivered by the Company, which shall be based upon documentation reasonably satisfactory to the Company demonstrating the difference (if greater than zero) between (A) the price per share paid by the Investor to purchase such number of shares of Common Stock necessary for the Investor to meet its share delivery obligations to such subsequent purchasers minus (B) the average Draw Down Discount Price during the applicable Draw Down Pricing Period. In the event that the Make Whole Amount is not paid within three (3) Trading Days following a demand therefor from the Investor, the Make Whole Amount shall accrue interest compounded daily at a rate of five percent (5%) per annum up to and including the date on which the Make Whole Amount is actually paid. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company pays the Make Whole Amount (plus interest, if applicable) in respect of any Settlement Date in accordance with this Section 3.07, such payment shall be the Investor’s sole remedy in respect of the Company’s failure to deliver Shares in respect of such Settlement Date, and the Company shall not be obligated to deliver such Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Investor:

Section 4.01. Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in the Commission Documents (as defined below), the Company does not own more than fifty percent (50%) of the outstanding capital stock of or control any other business entity, other than any wholly-owned subsidiary that is not “significant” within the meaning of Regulation S-X promulgated by the Commission. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a Material Adverse Effect.

Section 4.02. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Warrant and, to issue the Shares, the Warrant, the Warrant Shares and any Blackout Shares (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Articles); (ii) the execution and delivery of this Agreement and the Registration Rights Agreement, and the execution, issuance and delivery of the Warrant, by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required (other than as contemplated by Section 6.05); and (iii) each of this Agreement and the Registration Rights Agreement has been duly executed and delivered, and the Warrant has been duly executed, issued and delivered, by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.03. Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of June 30, 2005 are set forth on a schedule (the “Disclosure Schedule”) previously delivered to the Investor. All of such outstanding shares of the Common Stock as of June 30, 2005 have been duly and validly authorized and issued, and are fully paid and non-assessable. Except as set forth in this Agreement, the Commission Documents, or as previously disclosed on the Disclosure Schedule, as of June 30, 2005, no shares of Common Stock are entitled to preemptive rights and, as of June 30, 2005, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for or giving any right to subscribe for, any shares of capital stock of the Company. Except as set forth in this Agreement, the Commission Documents, or as previously disclosed to the Investor in the Disclosure Schedule, as of June 30, 2005, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. Except as described in the Commission Documents or as previously disclosed to the Investor in the Disclosure Schedule, as of the date hereof the Company is not a party to any agreement granting registration rights to any Person with respect to any of its equity or debt securities. Except as set forth in the Commission Documents or as previously disclosed on the Disclosure Schedule, as of the date hereof the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued during the eighteen month period immediately prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto that could reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to the Investor true and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect on the date hereof (the “Articles”), and the Company’s Bylaws, as amended and in effect on the date hereof (the “Bylaws”).

Section 4.04. Issuance of Shares. Subject to Section 6.05, the Shares, the Warrant and the Warrant Shares have been, and any Blackout Shares will be, duly authorized by all necessary corporate action (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Articles) and, when issued and paid for in accordance with the terms of this Agreement, the Registration Rights Agreement and the Warrant, the Shares and the Warrant Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock.

Section 4.05. No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Warrant and any other document or instrument contemplated hereby or thereby, by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not: (i) violate any provision of the Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, or (v) require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrant, or issue and sell the Shares, the Warrant Shares or the Blackout Shares (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Articles) in accordance with the terms hereof and thereof (other than any filings that may be required to be made by the Company with the Commission, the NASD/Nasdaq or state securities commissions subsequent to the Closing, and, any registration statement (including any amendment or supplement thereto) which may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.06. Commission Documents, Financial Statements. Except as previously disclosed on the Disclosure Schedule, the Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and since March 31, 2004 the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). Except as previously disclosed on the Disclosure Schedule, since March 31, 2004 the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Nasdaq National Market. The Company has made available to the Investor, upon request, true and complete copies of the Commission Documents filed with the Commission since March 31, 2004 and prior to the Closing Date. The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of its date, the Company’s Form 10-K for the year ended December 31, 2004 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, such Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents filed with the Commission since March 31, 2004 complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.07. No Material Adverse Change. Except as disclosed in the Commission Documents, since December 31, 2004 no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 4.08. No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its subsidiaries respective businesses since December 31, 2004 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

Section 4.09. No Undisclosed Events or Circumstances. To the Company’s Knowledge, no event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

Section 4.10. Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents or as previously disclosed to the Investor in the Disclosure Schedule, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets that could be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in the Commission Documents or as previously disclosed on the Disclosure Schedule, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which could be reasonably expected to result in a Material Adverse Effect.

Section 4.11. Compliance with Law. The businesses of the Company and its subsidiaries have been and are presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Commission Documents, the Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12. Disclosure. To the Company’s Knowledge, neither this Agreement nor any other documents, certificates or instruments furnished to the Investor by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 4.13. Material Non-Public Information. Except for this Agreement and the transactions contemplated hereby, neither the Company nor its agents have disclosed to the Investor, any material non-public information that, according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

Section 4.14. Exemption from Registration; Valid Issuances. Subject to, and in reliance on the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares, the Warrant, the Warrant Shares and any Blackout Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(2), Regulation D and/or any other applicable federal and state securities laws provided, however, that at the request of and with the express agreement of the Investor, the Shares and, under certain circumstances, the Warrant Shares, will be delivered to the Investor via book entry through DTC and shall not be bear legends noting restrictions as to resale of such shares under federal and state securities laws, nor shall such shares be subject to stop transfer instructions. Neither the sales of the Shares, the Warrant, the Warrant Shares or any Blackout Shares pursuant to, nor the Company’s performance of its obligations under, this Agreement, the Registration Rights Agreement, or the Warrant shall (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares, the Warrant Shares, any Blackout Shares or any of the assets of the Company, or (ii) except as previously disclosed on the Disclosure Schedule, entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the shares of Common Stock or other securities of the Company.

Section 4.15. No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates or any person acting on its or their behalf (i) has conducted any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares, the Warrant, the Warrant Shares or any Blackout Shares or (ii) has made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

Section 4.16. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement and employee benefit plans, under circumstances that would require registration under the Securities Act of shares of the Common Stock issuable hereunder with any other offers or sales of securities of the Company.

Section 4.17. Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length Investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 5.01. Organization and Standing of the Investor. The Investor is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

Section 5.02. Authorization and Power. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Warrant and to purchase the Shares, the Blackout Shares and the Warrant Shares in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement, the Warrant and the Registration Rights Agreement by Investor and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor, its Board of Directors or stockholders is required. Each of this Agreement, the Warrant and the Registration Rights Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor’s rights and remedies or by other equitable principles of general application.

Section 5.03. No Conflicts. The execution, delivery and performance of this Agreement, Warrant, Registration Rights Agreement and any other document or instrument contemplated hereby, by the Investor and the consummation of the transactions contemplated thereby do not (i) violate any provision of the Investor’s charter documents or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Investor under any agreement or any commitment to which the Investor is a party or by which the Investor is bound or by which any of its respective properties or assets are bound, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor are bound or affected, or (v) require the consent of any third-party that has not been obtained pursuant to any material contract to which Investor is subject or to which any of its assets, operations or management may be subject. The Investor is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that, for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

Section 5.04. Financial Capability. The Investor has the financial capability to perform all of its obligations under this Agreement, including the capability to purchase the Shares in accordance with the terms hereof. The Investor has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock and the Warrant. The Investor is an “accredited investor” as defined in Regulation D. The Investor is a “sophisticated investor” as described in Rule 506(b)(2)(ii) of Regulation D. The Investor acknowledges that an investment in the Common Stock and the Warrant is speculative and involves a high degree of risk.

Section 5.05. Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares, the Blackout Shares, the Warrant Shares and the Warrant which have been requested by the Investor. The Investor has reviewed or received copies of the Commission Documents. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares, the Blackout Shares, the Warrant Shares and the Warrant. The Investor understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

Section 5.06. Selling Restrictions. The Investor covenants that during the Commitment Period, neither the Investor nor any of its affiliates nor any entity managed or controlled by the Investor will ever (i) enter into or execute or cause any Person to enter into or execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO promulgated by the Commission under the Exchange Act) of any shares of Common Stock, (ii) sell, during the term of a Draw Down Pricing Period, Common Stock other than Common Stock purchased (or to be purchased) pursuant to the Draw Down pertaining to such Draw Down Pricing Period or (iii) engage, through related parties or otherwise, in any derivative transaction directly related to shares of Common Stock (including, without limitation, the purchase of any option or contract to sell). Notwithstanding the foregoing, the Investor shall have the right during any Draw Down Pricing Period to sell shares of Common Stock equal in number to the aggregate number of the Shares purchased (or to be purchased) pursuant to the Draw Down pertaining to such Draw Down Pricing Period.

Section 5.07. Statutory Underwriter Status. The Investor acknowledges and agrees that, pursuant to the Commission’s current interpretations of the Securities Act, the Investor will be disclosed as an “underwriter” within the meaning of the Securities Act in the Registration Statement (and amendments thereto) and in any Prospectus contained therein to the extent required by applicable law.

Section 5.08. Not an Affiliate. The Investor is not an officer, director or “affiliate” (as defined in Rule 405 of the Securities Act) of the Company.

Section 5.09. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 5.10. Prospectus Delivery. The Investor agrees that unless the Shares and Warrant Shares are eligible for resale pursuant to all the conditions of Rule 144, it will resell the Shares and Warrant Shares only pursuant to the Registration Statement, in a manner described under the caption “Plan of Distribution” in the Registration Statement, and in a manner in compliance with all applicable securities laws, including, without limitation, the prospectus delivery requirements of the Securities Act. The Investor further acknowledges and agrees that the Company shall be under no obligation to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the day following the Settlement Date with respect to such Shares.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company covenants with the Investor as follows, which covenants are for the benefit of the Investor and its permitted assignees (as defined herein):

Section 6.01. Securities. The Company shall notify the Commission and the Principal Market, if and as applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares, the Warrant Shares and the Blackout Shares, if any, to the Investor; provided that in no event shall the Company be under any obligation to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the day following the Settlement Date with respect to such Shares.

Section 6.02. Reservation of Common Stock. As of the date hereof, the Company has available and the Company shall reserve and keep available at all times, free of preemptive rights and other similar contractual rights of stockholders, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Shares in connection with all Draw Downs contemplated hereunder and the Warrant Shares. The number of shares so reserved from time to time may be reduced by the number of shares actually delivered hereunder.

Section 6.03. Registration and Listing. During the Commitment Period, the Company shall use commercially reasonable efforts: (i) to take all action necessary to cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, (ii) to comply in all respects with its reporting and filing obligations under the Exchange Act, (iii) to prevent the termination or suspension of such registration, or the termination or suspension of its reporting and filing obligations under the Exchange Act or Securities Act (except as expressly permitted herein). The Company shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock and the listing of the Shares purchased by Investor hereunder on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the NASD and the Principal Market.

Section 6.04. Registration Statement. Without the prior written consent of the Investor, the Registration Statement shall be used solely in connection with the transactions between the Company and the Investor contemplated hereby.

Section 6.05. Compliance with Laws.

(a) The Company shall comply, and cause each subsidiary (if any) to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Without the consent of its stockholders in accordance with NASD rules, the Company will not be obligated to issue, and the Investor will not be obligated to purchase, any Shares or Blackout Shares which would result in the issuance under this Agreement, the Warrant and the Registration Rights Agreements of Shares and Blackout Shares (collectively) representing more than the applicable percentage under the rules of the NASD that would require stockholder approval of the issuance thereof. Nothing herein shall compel the Company to seek such consent of its stockholders. In addition, the Company will not be obligated to issue, and the Investor will not be obligated to purchase, any Shares or Blackout Shares if as a result of the acquisition of such Shares and/or Blackout Shares, the Company would be required to file any notification or report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Nothing herein shall compel the Company to file such notification and report forms.

Section 6.06. Reporting Requirements. Upon reasonable written request of the Investor during the Commitment Period, the Company shall furnish copies of the following to the Investor within three Trading Days of such request (but not sooner than filed with or submitted to the Commission):

(a) Quarterly Reports on Form 10-Q;

(b) Annual Reports on Form 10-K;

(c) Current Reports on Form 8-K; and

(d) any other documents publicly furnished or submitted to the Commission.

Section 6.07. Other Financing. Nothing in this Agreement shall be construed to restrict the right of the Company to offer, sell and/or issue securities of any kind whatsoever, provided such transaction is not a Prohibited Transaction (as defined below) (any such transaction that is not a Prohibited Transaction is referred to in this Agreement as a “Permitted Transaction”). Without limiting the generality of the preceding sentence, the Company may, without the prior written consent of the Investor, (i) establish stock option or award plans or agreements (for directors, employees, consultants and/or advisors), and issue securities thereunder, and amend such plans or agreements, including increasing the number of shares available thereunder, (ii) issue equity securities to finance, or otherwise in connection with, the acquisition of one or more other companies, equipment, technologies or lines of business, (iii) issue shares of Common Stock and/or Preferred Stock in connection with the Company’s option or award plans, stock purchase plans, rights plans, warrants or options, (iv) issue shares of Common Stock and/or Preferred Stock in connection with the acquisition of products, licenses, equipment or other assets and strategic partnerships or joint ventures (the primary purpose of which is not to raise equity capital); (v) issue shares of Common and/or Preferred Stock to consultants and/or advisors as consideration for services rendered or to be rendered, (vi) issue and sell equity or debt securities in a public offering, (vii) issue and sell and equity or debt securities in a private placement (other than in connection with any Prohibited Transaction), (viii) issue equity securities to equipment lessors, equipment vendors, banks or similar lending institutions in connection with leases or loans, or in connection with strategic commercial or licensing transactions, (ix) issue securities in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company, and (x) issue shares of Common Stock to the Investor under any other agreement entered into between the Investor and the Company. The Company shall use commercially reasonable efforts to notify the Investor in writing prior to the consummation of any material Permitted Transaction described in clauses (vi), (vii) or (ix) above.

Section 6.08. Prohibited Transactions. During the term of this Agreement, the Company shall not enter into any Prohibited Transaction without the prior written consent of the Investor, which consent may be withheld at the sole discretion of the Investor. For the purposes of this Agreement, the term “Prohibited Transaction” shall refer to the issuance by the Company of any “future priced securities,” which shall be deemed to mean the issuance of shares of Common Stock or securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using any floating discount or other post-issuance adjustable discount to the market price of Common Stock, including, without limitation, pursuant to any equity line or other financing that is substantially similar to the financing provided for under this Agreement.

Section 6.09. Corporate Existence. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that nothing in this Agreement shall be deemed to prohibit the Company from engaging in any Excluded Merger or Sale with another Person provided that in the event of an Excluded Merger or Sale, if the surviving, successor or purchasing Person does not agree to assume the obligations under the Warrant, then the Company shall deliver a notice to the Investor at least 10 (ten) days before the consummation of such Excluded Merger or Sale, the Investor may exercise the Warrant at any time before the consummation of such Excluded Merger or Sale (and such exercise may be made contingent upon the consummation of such Excluded Merger or Sale), and any portion of the Warrant that has not been exercised before consummation of such Excluded Merger or Sale shall terminate and expire, and shall no longer be outstanding.

Section 6.10. Non-Disclosure of Non-Public Information. Except as otherwise expressly provided in this Agreement, none of the Company, its officers, directors, employees nor agents shall disclose material non-public information to the Investor, its advisors or representatives.

Section 6.11. Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of the Registration Statement or the Prospectus related to the offer, issuance and sale of the Shares and the Warrant Shares hereunder: (i) receipt of any request for additional information by the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company shall not request a Draw Down during the continuation of any of the foregoing events.

Section 6.12. Amendments to the Registration Statement. When the Registration Statement is declared effective by the Commission, the Company shall (i) not file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which the Investor shall not previously have been advised or to which the Investor shall reasonably object after being so advised; provided, however, that the Company shall, to the extent it deems advisable, and without the prior consent of or notice to Investor, supplement the Prospectus within one Trading Day following the Settlement Date for each Draw Down solely to reflect the issuance of Shares with respect to such Draw Down and (ii) so long as, in the reasonable opinion of counsel for the Investor, a Prospectus is required to be delivered in connection with sales of the Shares by the Investor, if the Company files any information, documents or reports that are incorporated by reference in the Registration Statement pursuant to the Exchange Act, the Company shall, if requested by Investor, deliver a copy of such information, documents or reports to the Investor promptly following such filing.

Section 6.13. Prospectus Delivery. From time to time for such period as in the reasonable opinion of counsel for the Investor a prospectus is required by the Securities Act to be delivered in connection with sales by the Investor, the Company will expeditiously deliver to the Investor, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as the Investor may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and state securities laws in connection with the offering and sale of the Shares and the Warrant Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares and the Warrant Shares. Notwithstanding the foregoing, in no event shall the Company be under any obligation to supplement the Prospectus or to reflect the issuance of any Shares pursuant to a Draw Down or deliver any Prospectus as so supplemented at any time prior to the Trading Day following the Settlement Date with respect to such Shares.

Section 6.14. Expectations Regarding Draw Downs. Within ten (10) calendar days after the commencement of each calendar quarter occurring subsequent to the date hereof, the Company shall notify the Investor as to its reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of Draw Down Notices. Such notification shall constitute only the Company’s good faith estimate with respect to such calendar quarter and shall in no way obligate the Company to raise such amount during such calendar quarter or otherwise limit or restrict its right to deliver Draw Down Notices during such calendar quarter in any amount permitted under this Agreement or to refrain from delivering any Draw Down Notices during such quarter. The failure by the Company to comply with this provision can be cured by the Company’s notifying the Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

ARTICLE VII

CONDITIONS TO THE OBLIGATION OF THE INVESTOR TO ACCEPT A DRAW DOWN

The obligation of the Investor hereunder to accept a Draw Down Notice and to acquire and pay for the Shares in accordance therewith is subject to the satisfaction or waiver, at each Condition Satisfaction Date, of each of the conditions set forth below. Other than those conditions set forth in Section 7.12 which are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion, the conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion. As used in this Agreement, the term “Condition Satisfaction Date” shall mean, with respect to each Draw Down, the date on which the applicable Draw Down Notice is delivered to the Investor and each Settlement Date in respect of the applicable Draw Down Pricing Period.

Section 7.01. Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made as though made at that time except for representations and warranties that are expressly made as of a particular date.

Section 7.02. Performance by the Company. The Company shall have, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement, the Registration Rights Agreement and the Warrant to be performed, satisfied or complied with by the Company.

Section 7.03. Compliance with Law. The Company shall have complied in all respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except for any failures to so comply which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.04. Effective Registration Statement. Upon the terms and subject to the conditions set forth in the Registration Rights Agreement, the Registration Statement shall have previously become effective and shall remain effective and (i) neither the Company nor the Investor shall have received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the Commission’s concerns have been addressed and the Investor is reasonably satisfied that the Commission no longer is considering or intends to take such action), and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or the Prospectus shall exist.

Section 7.05. No Knowledge. The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the Registration Statement with respect to the resale of the Registrable Securities by the Investor to be suspended or otherwise ineffective (which event is more likely than not to occur within eight Trading Days following the Trading Day on which a Draw Down Notice is delivered).

Section 7.06. No Suspension. Trading in the Company’s Common Stock shall not have been suspended by the Commission, the Principal Market or the NASD and trading in securities generally as reported on the Principal Market shall not have been suspended or limited as of the Condition Satisfaction Date.

Section 7.07. No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

Section 7.08. No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary (if any), or any of the officers, directors or affiliates of the Company or any subsidiary (if any) seeking to enjoin, prevent or change the transactions contemplated by this Agreement.

Section 7.09. Sufficient Shares Registered for Resale. The Company shall have sufficient Shares, calculated using the closing trade price of the Common Stock as of the Trading Day immediately preceding such Draw Down Notice, registered under the Registration Statement to issue and sell such Shares in accordance with such Draw Down Notice.

Section 7.10. Warrant. The Warrant shall have been duly executed, delivered and issued to the Investor, and the Company shall not be in default in any material respect under any of the provisions thereof, provided that any refusal by or failure of the Company to issue and deliver Warrant Shares in respect of any exercise (in whole or in part) thereof shall be deemed to be material for the purposes of this Section 7.10.

Section 7.11. Opinion of Counsel. The Investor shall have received an opinion of counsel to the Company, dated as of the Effective Date, in the form reasonably agreed to by the Investor and its counsel prior to the date hereof.

Section 7.12. Accuracy of Investor’s Representation and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made as though made at that time except for representations and warranties that are made as of a particular date.

ARTICLE VIII

TERMINATION

Section 8.01. Term. Unless otherwise terminated in accordance with Section 8.02 below, this Agreement shall terminate upon the earlier of (i) expiration of the Commitment Period or (ii) issuance of Shares pursuant to this Agreement in an amount equal to the Maximum Commitment Amount.

Section 8.02. Other Termination.

(a) The Investor may terminate this Agreement upon (x) one (1) day’s notice if the Company enters into any Prohibited Transaction as set forth in Section 6.08 without the Investor’s prior written consent, or (y) one (1) day’s notice within ten (10) Trading Days after the Investor obtains actual knowledge that an event resulting in a Material Adverse Effect has occurred.

(b) The Investor may terminate this Agreement upon one (1) day’s notice to the Company at any time in the event that the Registration Statement is not initially declared effective in accordance with the Registration Rights Agreement; provided, however, that in the event the Registration Statement is declared effective prior to the delivery of such notice, the Investor shall thereafter have no right to terminate this Agreement pursuant to this Section 8.02(b).

(c) The Company may terminate this Agreement upon one (1) day’s notice; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.02(c) during any Draw Down Pricing Period; provided further; that, in the event of any termination of this Agreement by the Company hereunder, so long as the Investor owns Shares purchased hereunder and/or Warrant Shares, unless all of such shares of Common Stock may be resold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act, the Company shall not suspend or withdraw the Registration Statement or otherwise cause the Registration Statement to become ineffective, or voluntarily delist the Common Stock from, the Principal Market without listing the Common Stock on another Principal Market.

(d) Each of the parties hereto may terminate this Agreement upon one (1) day’s notice if the other party has breached a material representation, warranty or covenant to this Agreement and such breach is not remedied within ten (10) Trading Days after notice of such breach is delivered to the breaching party.

Section 8.03. Effect of Termination. In the event of termination by the Company or the Investor, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.01 or 8.02 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.13. Nothing in this Section 8.03 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement occurring prior to such termination, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement arising prior to such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Indemnification.

(a) Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.02, the Company agrees to indemnify, defend and hold harmless the Investor and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Investor Indemnified Party”), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement, the Registration Rights Agreement or the Warrant; provided, however, that the Company shall not be liable under this Article IX to an Investor Indemnified Party to the extent that such Damages resulted or arose from the breach by an Investor Indemnified Party of any representation, warranty, covenant or agreement of an Investor Indemnified Party contained in this Agreement, the Registration Rights Agreement or the Warrant or the gross negligence, recklessness, willful misconduct or bad faith of an Investor Indemnified Party. The parties intend that any Damages subject to indemnification pursuant to this Article IX will be net of insurance proceeds (which the Investor Indemnified Party agrees to use commercially reasonable efforts to recover). Accordingly, the amount which the Company is required to pay to any Investor Indemnified Party hereunder (a “Company Indemnity Payment”) will be reduced by any insurance proceeds actually recovered by or on behalf of any Investor Indemnified Party in reduction of the related Damages. In addition, if an Investor Indemnified Party receives a Company Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Investor Indemnified Party will pay to the Company an amount equal to the Company Indemnity Payment received less the amount of the Company Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Company Indemnity Payment was made.

(b) Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.02, the Investor agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a “Company Indemnified Party”), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Investor in this Agreement, the Registration Right Agreement or the Warrant; provided, however, that the Investor shall not be liable under this Article IX to a Company Indemnified Party to the extent that such Damages resulted or arose from the breach by a Company Indemnified Party of any representation, warranty, covenant or agreement of a Company Indemnified Party contained in this Agreement, the Registration Right Agreement or the Warrant or gross negligence, recklessness, willful misconduct or bad faith of a Company Indemnified Party. The parties intend that any Damages subject to indemnification pursuant to this Article IX will be net of insurance proceeds (which the Company agrees to use commercially reasonable efforts to recover). Accordingly, the amount which the Investor is required to pay to any Company Indemnified Party hereunder (an “Investor Indemnity Payment”) will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of any Company Indemnified Party in reduction of the related Damages. In addition, if a Company Indemnified Party receives an Investor Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Company Indemnified Party will pay to the Investor an amount equal to the Investor Indemnity Payment received less the amount of the Investor Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Investor Indemnity Payment was made.

Section 9.02. Notification of Claims for Indemnification. Each party entitled to indemnification under this Article IX (an “Indemnified Party”) shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the party obligated to indemnify such Indemnified Party under this Article IX (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof. Any such notice shall describe the claim in reasonable detail. The failure of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article IX or (b) under this Article IX unless, and only to the extent that, such failure results in the Indemnifying Party’s forfeiture of substantive rights or defenses or the Indemnifying Party is prejudiced by such delay. The procedures listed below shall govern the procedures for the handling of indemnification claims.

(a) Any claim for indemnification for Damages that do not result from a Third Party Claim as defined in the following paragraph, shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment as set forth in Section 9.01. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement, including the dispute resolution provisions set forth in Section 9.03 below.

(b) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a person or entity not a party to this Agreement of any threatened legal action or claim (collectively a “Third Party Claim”), with respect to which an Indemnifying Party may be obligated to provide indemnification, the Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim.

(c) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise) at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party (or sooner if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement, including the dispute resolution provisions set forth in Section 9.03 below. In case any such Third Party Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Third Party Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more significant defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in such circumstances the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for such reasonable fees and expenses of such counsel incurred in any such Third Party Claim, as such expenses are incurred, provided that the Indemnified Parties agree to repay such amounts if it is ultimately determined that the Indemnifying Party was not obligated to provide indemnification under this Article X. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim. The Indemnifying Party shall not be liable for any settlement of any claim effected against an Indemnified Party without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise (subject, however, to the provisions of Section 9.03 below); provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article X (other than Section 9.03) shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

Section 9.03. Dispute Resolution. Any dispute under this Agreement, the Registration Rights Agreement or the Warrant shall be submitted to arbitration (including, without limitation, pursuant to this Article IX) and shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (the “Board of Arbitration”) selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet on consecutive business days in New York, New York or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the rules and procedures of the American Arbitration Association. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party’s attorneys’ fees, if any, and the expenses and fees of the Board of Arbitration shall be paid initially one-half by each of the Indemnifying Party and the Indemnified Party, but then apportioned between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

ARTICLE X

MISCELLANEOUS

Section 10.01. Fees and Expenses. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that:

(a) the Company shall be solely responsible for (i) all reasonable attorneys fees and expenses incurred by the Investor in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement and the Warrant, and review of the Registration Statement, and (ii) all reasonable fees and expenses incurred by the Investor in connection with any amendments, modifications or waivers of this Agreement, including, without limitation, all reasonable attorneys fees and expenses and (iii) all reasonable fees and expenses incurred in connection with the Investor’s enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses, and (iv) due diligence expenses incurred by the Investor during the term of this Agreement equal to $12,500 per calendar quarter, and (v) all stamp or other similar taxes and duties, if any, levied in connection with issuance of the Shares pursuant hereto; provided that such $12,500 shall not be payable in respect of any calendar quarter following the calendar quarter during which the Company shall have issued and sold Common Stock hereunder during the term of this Agreement in aggregate Draw Down Amounts equal to or exceeding $15 million; provided, however, that in each of the above instances the Investor shall provide customary supporting invoices or similar documentation in reasonable detail describing such expenses, and provided further that the maximum aggregate amount payable by the Company pursuant to clauses (i) and (ii) above shall be $75,000 and the Investor shall bear all fees and expenses in excess of $75,000 incurred in connection with the events described under clauses (i) and (ii) above; and

(b) the Investor shall be solely responsible for all reasonable fees and expenses incurred in connection with the Company’s enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses.

Section 10.02. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 10.03. Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any Persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 10.04. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

2000 Sierra Point Parkway

Suite 400

Brisbane, CA 94005

Facsimile:   (650) 238-1520

Attention:   Stephen N. Rosenfield, Senior Vice President of Legal Affairs,

                  General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Cooley Godward LLP:

Five Palo Alto Square

3000 El Camino Real

Palo Alto,  CA 94306-2155

Facsimile:  650 849-7400

Attention:  Suzanne Sawochka Hooper, Esq.

if to the Investor:

Kingsbridge Capital Limited/ c/o Kingsbridge Corporate Services Limited

Main Street

Kilcullen, County Kildare

Republic of Ireland

Telephone:  011-353-45-481-811

Facsimile:  011-353-45-482-003

Attention:   Adam Gurney, Managing Director

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Telephone:  (212) 878-8000

Facsimile:   (212) 878-8375

Attention:   Keith M. Andruschak, Esq.

Either party hereto may from time to time change its address or facsimile number for notices under this Section by giving at least ten (10) days’ prior written notice of such changed address or facsimile number to the other party hereto.

Section 10.05. Assignment. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person.

Section 10.06. Amendment; No Waiver. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement, the Warrant and the Registration Rights Agreement. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto. The failure of the either party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

Section 10.07. Entire Agreement. This Agreement, the Registration Rights Agreement and the Warrant set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof.

Section 10.08. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that, such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.09. Title and Subtitles. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

Section 10.11. Choice of Law. This Agreement shall be construed under the laws of the State of New York.

Section 10.12. Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) Subject to Section 9.03, each of the Company and the Investor (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

Section 10.13. Survival. The representations and warranties of the Company and the Investor contained in Articles IV and V and the covenants contained in Article V and Article VI shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article VIII and Article IX of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

Section 10.14. Publicity. Except as otherwise required by applicable law or regulation, or Nasdaq rule or judicial process, prior to the Closing, neither the Company nor the Investor shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement. In the event the Company is required by law, regulation, Nasdaq rule or judicial process, based upon reasonable advice of the Company’s counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company shall consult with the Investor on the form and substance of such press release, statement or announcement. Promptly after the Closing, each party may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided that, prior to issuing any such press release, making any such public statement or announcement, the party wishing to make such release, statement or announcement consults and cooperates in good faith with the other party in order to formulate such press release, public statement or announcement in form and substance reasonably acceptable to both parties.

Section 10.15. Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first written.

KINGSBRIDGE CAPITAL LIMITED

By:	/s/ MARIA O’DONOGHUE
Maria O’Donoghue Director

TERCICA, INC.

By:	/s/ DR. JOHN A. SCARLETT
Dr. John A. Scarlett
President and Chief Executive Officer

Exhibit A

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 14, 2005, is by and between TERCICA, INC. (the “Company”) and KINGSBRIDGE CAPITAL LIMITED (the “Investor”).

WHEREAS, the Company and the Investor have entered into that certain Common Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company may issue, from time to time, to the Investor up to $75 million worth of shares of Common Stock as provided for therein;

WHEREAS, pursuant to the terms of, and in partial consideration for the Investor entering into, the Purchase Agreement, the Company has issued to the Investor a warrant, exercisable from time to time, in accordance with its terms, within five (5) years following the six-month anniversary of the date of issuance (the “Warrant”) for the purchase of an aggregate of up to 260,000 shares of Common Stock at a price specified in such Warrant;

WHEREAS, pursuant to the terms of, and in partial consideration for, the Investor’s agreement to enter into the Purchase Agreement, the Company has agreed to provide the Investor with certain registration rights with respect to the Registrable Securities (as defined in the Purchase Agreement) as set forth herein;

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, in the Warrant, and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement):

ARTICLE I

REGISTRATION RIGHTS

Section 1.1. Registration Statement.

(a) Filing of the Registration Statement. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall file with the Commission within sixty (60) calendar days after the Closing Date a registration statement on Form S-3 under the Securities Act or such other form as deemed appropriate by counsel to the Company for the registration for the resale by the Investor of the Registrable Securities (the “Registration Statement”).

(b) Effectiveness of the Registration Statement. The Company shall use commercially reasonable efforts (i) to have the Registration Statement declared effective by the Commission as soon as reasonably practicable, but in any event no later than one hundred eighty (180) calendar days after the Closing Date and (ii) to ensure that the Registration Statement remains in effect throughout the term of this Agreement as set forth in Section 4.2, subject to the terms and conditions of this Agreement.

(c) Regulatory Disapproval. The contemplated effective date for the Registration Statement as described in Section 1.1(b) shall be extended without default or liquidated damages hereunder or under the Purchase Agreement in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results solely from the Commission’s disapproval of the structure of the transactions contemplated by the Purchase Agreement. In such event, the parties agree to cooperate with one another in good faith to arrive at a resolution acceptable to the Commission.

(d) Failure to Maintain Effectiveness of Registration Statement. In the event the Company fails to maintain the effectiveness of the Registration Statement (or the Prospectus) throughout the period set forth in Section 4.2, other than temporary suspensions as set forth in Section 1.1(e) and the Investor holds any Registrable Securities at any time during the period of such ineffectiveness (an “Ineffective Period”), the Company shall pay to the Investor in immediately available funds into an account designated by the Investor an amount equal to the product of (x) the total number of Registrable Securities issued to the Investor under the Purchase Agreement and owned by the Investor at any time during such Ineffective Period and (y) the result, if greater than zero, obtained by subtracting the VWAP on the Trading Day immediately following the last day of such Ineffective Period from the VWAP on the Trading Day immediately preceding the day on which any such Ineffective Period began; provided, however, (i) that the foregoing payments shall not apply in respect of Registrable Securities that are otherwise freely tradable by the Investor and (ii) that the Company shall be under no obligation to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the day following the Settlement Date with respect to such Shares and that the failure to supplement the Prospectus prior to such time period shall not be deemed a failure to maintain the effectiveness of the Registration Statement (or Prospectus) for purposes of this Agreement (including this Section 1.1(d)).

(e) Deferral or Suspension During a Blackout Period. Notwithstanding the provisions of Section 1.1(d), if in the good faith judgment of the Company, following consultation with legal counsel, it would be detrimental to the Company or its stockholders for the Registration Statement to be filed or for resales of Registrable Securities to be made pursuant to the Registration Statement due to (i) the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time or would have a Material Adverse Effect on the Company or its stockholders, or (ii) a filing of a Company-initiated registration of any class of its equity securities, which, in the good faith judgment of the Company, would adversely effect or require premature disclosure of the filing of such Company-initiated registration (notice thereof, a “Blackout Notice”), the Company shall have the right to (A) immediately defer such filing for a period of not more than sixty (60) days beyond the date by which such Registration Statement was otherwise required hereunder to be filed or (B) suspend use of such Registration Statement for a period of not more than thirty (30) days (any such deferral or suspension period, a “Blackout Period”). The Investor acknowledges that it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed (or remain in effect) during a Blackout Period and therefore essential to defer such filing (or suspend the use thereof) during such Blackout Period and agrees to cease any disposition of the Registrable Securities during such Blackout Period. The Company may not utilize any of its rights under this Section 1.1(e) to defer the filing of a Registration Statement (or suspend its effectiveness) more than six (6) times in any twelve (12) month period. In the event that, within fifteen (15) Trading Days following any Settlement Date, the Company gives a Blackout Notice to the Investor and the VWAP on the Trading Day immediately preceding such Blackout Period (“Old VWAP”) is greater than the VWAP on the first Trading Day following such Blackout Period that the Investor may sell its Registrable Securities pursuant to an effective Registration Statement (“New VWAP”), then the Company shall pay to the Investor, by wire transfer of immediately funds to an account designated by the Investor, the “Blackout Amount.” For the purposes of this Agreement, Blackout Amount means a percentage equal to: (1) seventy-five percent (75%) if such Blackout Notice is delivered prior to the fifth (5th) Trading Day following such Settlement Date; (2) fifty percent (50%) if such Blackout Notice is delivered on or after the fifth (5th) Trading Day following such Settlement Date, but prior to the tenth (10th) Trading Day following such Settlement Date; (3) twenty-five percent (25%) if such Blackout Notice is delivered on or after the tenth (10th) Trading Day following such Settlement Date, but prior to the fifteenth (15th) Trading Day following such Settlement Date; and (4) zero percent (0%) thereafter of: the product of (i) the number of Registrable Securities purchased by the Investor pursuant to the most recent Draw Down and actually held by the Investor immediately prior to the Blackout Period and (ii) the result, if greater than zero, obtained by

2

subtracting the New VWAP from the Old VWAP. For any Blackout Period in respect of which a Blackout Amount becomes due and payable, rather than paying the Blackout Amount, the Company may at is sole discretion, issue to the Investor shares of Common Stock with an aggregate market value determined as of the first Trading Day following such Blackout Period equal to the Blackout Amount (“Blackout Shares”).

(f) Liquidated Damages. The Company and the Investor hereto acknowledge and agree that the amounts payable under Sections 1.1(d) and 1.1(e) and the Blackout Shares, if any, deliverable under Section 1.1(e) above shall constitute liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Investor is incapable or is difficult to precisely estimate, (ii) the amounts specified in such subsections bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred in connection with any failure by the Company to obtain or maintain the effectiveness of the Registration Statement, (iii) one of the reasons for the Company and the Investor reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Company and the Investor are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

(g) Additional Registration Statements. In the event and to the extent that the Registration Statement fails to register a sufficient amount of Common Stock necessary for the Company to issue and sell to the Investor and the Investor to purchase from the Company all of the Registrable Securities to be issued, sold and purchased under the Purchase Agreement and the Warrant, the Company shall, upon a timetable mutually agreeable to both the Company and Investor, prepare and file with the Commission an additional registration statement or statements in order to effectuate the purpose of this Agreement, the Purchase Agreement, and the Warrant.

ARTICLE II

REGISTRATION PROCEDURES

Section 2.1. Filings; Information. The Company shall effect the registration with respect to the sale of the Registrable Securities by the Investor in accordance with the intended methods of disposition thereof. Without limiting the foregoing, the Company in each such case will do the following as expeditiously as possible, but in no event later than the deadline, if any, prescribed therefor in this Agreement:

(a) Subject to Section 1.1(e), the Company shall (i) prepare and file with the Commission the Registration Statement; (ii) use commercially reasonable efforts to cause such filed Registration Statement to become and to remain effective (pursuant to Rule 415 under the Securities Act or otherwise); (iii) prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the time period prescribed by Section 4.2 and in order to effectuate the purpose of this Agreement, the Purchase Agreement, and the Warrant and (iv) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Investor set forth in such Registration Statement; provided, however, that that the Company shall be under no obligation to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the Trading Day following the Settlement Date with respect to such Shares; and; provided further, that the Investor shall be responsible for the delivery of the Prospectus to the Persons to whom the Investor sells the Shares and the Warrant Shares, and the Investor agrees to dispose of Registrable Securities in compliance with the plan of distribution described in the Registration Statement and otherwise in compliance with applicable federal and state securities laws.

3

(b) Three (3) Trading Days prior to filing the Registration Statement or Prospectus, or any amendment or supplement thereto (excluding amendments deemed to result from the filing of documents incorporated by reference therein, supplements to the Prospectus required in respect of any particular Settlement Date, and supplements to the Registration Statement for which consent of or notice to the Investor is not required pursuant to Section 6.12 of the Purchase Agreement), the Company shall deliver to the Investor and to counsel representing the Investor, in accordance with the notice provisions of Section 4.8, copies of the Registration Statement, Prospectus and/or any amendments or supplements thereto as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the Investor and such counsel. Thereafter the Company shall deliver to the Investor and such counsel, in accordance with the notice provisions of Section 4.8, such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus (including each preliminary prospectus) and such other documents or information as the Investor or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities, provided, however, that to the extent reasonably practicable, such delivery may be accomplished via electronic means.

(c) After the filing of the Registration Statement, the Company shall promptly notify the Investor of any stop order issued or threatened by the Commission in connection therewith and take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of each jurisdiction in the United States as the Investor may reasonably (in light of its intended plan of distribution) request, and (ii) cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other customary acts and things that may be reasonably necessary or advisable to enable the Investor to consummate the disposition of the Registrable Securities; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.1(d), subject itself to taxation in any such jurisdiction, consent or subject itself to general service of process in any such jurisdiction, change any existing business practices, benefit plans or outstanding securities or amend or otherwise modify the Charter or Bylaws.

(e) The Company shall make available to the Investor (and will deliver to Investor’s counsel), (A) subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all public correspondence between the Commission and the Company concerning the Registration Statement and will also make available for inspection by the Investor and any attorney, accountant or other professional retained by the Investor (collectively, the “Inspectors”), (B) upon reasonable advance notice during normal business hours all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers and employees to supply all information reasonably requested by any Inspectors in connection with the Registration Statement; provided, however, that any such Inspectors must agree in writing for the benefit of the Company not to use or disclose any such Records except as provided in this Section 2.1(e). Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other judicial or governmental process; provided, however, that prior to any disclosure or release pursuant to the immediately preceding clause, the Inspectors shall provide the Company with prompt notice of any such

4

request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and, provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records that counsel has advised the Inspectors that the Inspectors are compelled to disclose; provided, however, that upon any such required disclosure, such Inspector shall use his or her best efforts to obtain reasonable assurances that confidential treatment will be afforded such information. The Investor agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Investor after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used for any purposes other than as indicated above or by it as the basis for any market transactions in the securities of the Company or its affiliates unless and until such information is made generally available to the public. The Investor further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(f) The Company shall otherwise comply with all applicable rules and regulations of the Commission, including, without limitation, compliance with applicable reporting requirements under the Exchange Act.

(g) The Company shall appoint (or shall have appointed) a transfer agent and registrar for all of the Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement.

(h) The Investor shall cooperate with the Company, as reasonably requested by the Company, in connection with the preparation and filing of any Registration Statement hereunder. The Company may require the Investor to promptly furnish in writing to the Company such information as may be required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the NASD or any state securities commission and all such information regarding the Investor, the Registrable Securities held by the Investor and the intended method of disposition of the Registrable Securities. The Investor agrees to provide such information requested in connection with such registration within five (5) business days after receiving such written request and the Company shall not be responsible for any delays in obtaining or maintaining the effectiveness of the Registration Statement caused by the Investor’s failure to timely provide such information.

(i) Upon receipt of a Blackout Notice from the Company, the Investor shall immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until (i) the Company advises the Investor that the Blackout Period has terminated and (ii) the Investor receives copies of a supplemented or amended prospectus, if necessary. If so directed by the Company, the Investor will deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in the Investor’s possession (other than a limited number of file copies) of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice.

Section 2.2. Registration Expenses. The Company shall pay all registration expenses incurred in connection with the Registration Statement (the “Registration Expenses”), including, without limitation: (i) all registration, filing, securities exchange listing and fees required by the National Association of Securities Dealers, (ii) all registration, filing, qualification and other fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all word processing,

5

duplicating, printing, messenger and delivery expenses, (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred by the Company in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any special audits or comfort letters or costs associated with the delivery by independent certified public accountants of such special audit(s) or comfort letter(s), (vii) the fees and expenses of any special experts retained by the Company in connection with such registration and amendments and supplements to the Registration Statement and Prospectus, and (viii) premiums and other costs of the Company for policies of insurance against liabilities arising out of any public offering of the Registrable Securities being registered. Any fees and disbursements of underwriters, broker-dealers or investment bankers, including without limitation underwriting fees, discounts, transfer taxes or commissions, and any other fees or expenses (including legal fees and expenses) if any, attributable to the sale of Registrable Securities, shall be payable by each holder of Registrable Securities pro rata on the basis of the number of Registrable Securities of each such holder that are included in a registration under this Agreement.

ARTICLE III

INDEMNIFICATION

Section 3.1. Indemnification. The Company agrees to indemnify and hold harmless the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, affiliates, officers, directors, employees and duly authorized agents of such controlling Person or entity (collectively, the “Controlling Persons”), from and against any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of investigating and defending any such claim) (collectively, “Damages”), joint or several, and any action or proceeding in respect thereof to which the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, and any Controlling Person, may become subject under the Securities Act or otherwise, as incurred, insofar as such Damages (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or in any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement relating to the Registrable Securities or arises out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein under the circumstances not misleading, and shall reimburse the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, and each such Controlling Person, for any legal and other expenses reasonably incurred by the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents, or any such Controlling Person, as incurred, in investigating or defending or preparing to defend against any such Damages or actions or proceedings; provided, however, that the Company shall not be liable to the extent that any such Damages arise out of the Investor’s (or any other indemnified Person’s) (i) failure to send or give a copy of the final prospectus or supplement (as then amended or supplemented) to the persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such final prospectus or supplement or (ii) written confirmation of the sale of Registrable Securities purchased in any specific Draw Down prior to the filing of a supplement to the Prospectus to reflect such Draw Down (provided the Company is in compliance with its covenants with respect to the filing of such supplement); provided, further, that the Company shall not be liable to the extent that any such Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or

6

on behalf of the Investor or any other person who participates as an underwriter in the offering or sale of such securities, in either case, specifically stating that it is for use in the preparation thereof. In connection with any Registration Statement with respect to which the Investor is participating, such Investor will indemnify and hold harmless, to the same extent and in the same manner as set forth in the preceding paragraph, the Company, each of its partners, affiliates, officers, directors, employees and duly authorized agents of such controlling Person (each a “Company Indemnified Person”) against any Damages to which any Company Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Damages arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or in any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement relating to the Registrable Securities or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein under the circumstances not misleading to the extent that such violation occurs in reliance upon and in conformity with written information furnished to the Company by the Investor or on behalf of the Investor expressly for use in connection with such Registration Statement, (b) any failure by the Investor to comply with prospectus delivery requirements of the Securities Act, the Exchange Act or any other law or legal requirement applicable to sales under the Registration Statement, or (c) a written confirmation of the sale of Registrable Securities purchased by such Investor in any specific Draw Down prior to the filing of a supplement to the Prospectus to reflect such Draw Down (provided the Company is in compliance with its covenants with respect to the filing of such supplement).

Section 3.2. Conduct of Indemnification Proceedings. All claims for indemnification under Section 3.1 shall be asserted and resolved in accordance with the provisions of Section 9.02 and 9.03 of the Purchase Agreement.

Section 3.3. Additional Indemnification. Indemnification similar to that specified in the preceding paragraphs of this Article 3 (with appropriate modifications) shall be given by the Company and the Investor with respect to any registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act that is required pursuant to this Agreement. The provisions of this Article III shall be in addition to any other rights to indemnification, contribution or other remedies which an Indemnified Party or a Company Indemnified Person may have pursuant to law, equity, contract or otherwise.

To the extent that any indemnification provided for herein is prohibited or limited by law, the indemnifying party will make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article III to the fullest extent permitted by law. However, (a) no contribution will be made under circumstances where maker of such contribution would not have been required to indemnify the indemnified party under the fault standards set forth in this Article III, (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation, and (c) contribution (together with any indemnification obligations under this Agreement) by any seller of Registrable Securities will be limited in amount of proceeds received by such seller from the sale of such Registrable Securities.

ARTICLE IV

MISCELLANEOUS

Section 4.1. No Outstanding Registration Rights. Except as otherwise disclosed in accordance with the Purchase Agreement or in the Commission Documents, the Company represents and warrants to the Investor that there is not in effect on the date hereof any agreement by the Company pursuant to which any holders of securities of the Company have a right to cause the Company to register or qualify such securities under the Securities Act or any securities or blue sky laws of any jurisdiction.

7

Section 4.2. Term. The registration rights provided to the holders of Registrable Securities hereunder, and the Company’s obligation to keep the Registration Statement effective, shall terminate at the earlier of (i) such time that is two years following the termination of the Purchase Agreement, (ii) such time as all Registrable Securities have been issued and have ceased to be Registrable Securities, or (iii) upon the consummation of an “Excluded Merger or Sale” as defined in the Warrant. Notwithstanding the foregoing, paragraph (d) of Section 1.1, Article III, Section 4.7, Section 4.8, Section 4.9, Section 4.10 and Section 4.13 shall survive the termination of this Agreement.

Section 4.3. Rule 144. The Company will, at its expense, promptly take such action as holders of Registrable Securities may reasonably request to enable such holders of Registrable Securities to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act (“Rule 144”), as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. If at any time the Company is not required to file such reports, it will, at its expense, forthwith upon the written request of any holder of Registrable Securities, make available adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144 or such other information as necessary to permit sales pursuant to Rule 144. Upon the request of the Investor, the Company will deliver to the Investor a written statement, signed by the Company’s principal financial officer, as to whether it has complied with such requirements.

Section 4.4. Certificate. The Company will, at its expense, forthwith upon the request of any holder of Registrable Securities, deliver to such holder a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s Commission file number, (d) the number of shares of each class of Stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

Section 4.5. Amendment And Modification. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by both parties to this Agreement. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Investor. No course of dealing between or among any Person having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 4.6. Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Investor, provided that the successor or acquiring Person or entity agrees in writing to assume all of the Company’s rights and obligations under this Agreement. Investor may assign its rights and obligations under this Agreement only with the prior written consent of the Company, and any purported assignment by the Investor absent the Company’s consent shall be null and void. This Agreement, together with the Purchase Agreement and the Warrant(s) sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

8

Section 4.7. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party hereto.

Section 4.8. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be given in accordance with Section 10.04 of the Purchase Agreement.

Section 4.9. Governing Law; Dispute Resolution. This Agreement shall be construed under the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be resolved by means of arbitration pursuant to the provisions of Article IX of the Purchase Agreement.

Section 4.10. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

Section 4.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 4.12. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.13. Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

KINGSBRIDGE CAPITAL LIMITED

By:
Maria O’Donoghue
Director

TERCICA, INC.

By:
Dr. John A. Scarlett
President and Chief Executive Officer

10

Exhibit B

Form of Warrant

WARRANT

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

OCTOBER 14, 2005

Warrant to Purchase up to Two Hundred Sixty Thousand (260,000) shares of Common Stock of Tercica, Inc. (the “Company”).

In consideration for Kingsbridge Capital Limited (the “Investor”) agreeing to enter into that certain Common Stock Purchase Agreement, dated as of the date hereof, between the Investor and the Company (the “Agreement”), the Company hereby agrees that the Investor or any other Warrant Holder (as defined below) is entitled, on the terms and conditions set forth below, to purchase from the Company at any time during the Exercise Period (as defined below) up to Two Hundred Sixty Thousand (260,000) fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at the Exercise Price (hereinafter defined), as the same may be adjusted from time to time pursuant to Section 6 hereof. The resale of the shares of Common Stock or other securities issuable upon exercise or exchange of this Warrant is subject to the provisions of the Registration Rights Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

Section 1. Definitions.

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under direct or indirect common control with any other Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controls” and “controlled” have meanings correlative to the foregoing.

“Closing Price” as of any particular day shall mean the closing price per share of the Company’s Common Stock as reported by Bloomberg L.P. on such day.

“Exercise Period” shall mean that period beginning six months after the date of this Warrant and continuing until (i) the expiration of the five-year period thereafter, or (ii) a Funding Default, subject in each case to earlier termination in accordance with Section 6 hereof.

“Exercise Price” as of the date hereof shall mean Thirteen Dollars and Twelve Cents ($13.12), representing 130% of the average Closing Price of the Common Stock during the five (5) Trading Days immediately preceding the date of this Warrant.

“Funding Default” shall mean a failure by Investor to accept a Draw Down Notice made by the Company and to acquire and pay for the Shares in accordance therewith, provided such Draw Down Notice had been made in accordance with the terms and conditions of the Agreement (including the satisfaction or waiver of the conditions to the obligation of the Investor to accept a Draw Down set forth in Article VII of the Agreement).

“Per Share Warrant Value” shall mean the difference resulting from subtracting the Exercise Price from the average of the Closing Prices on each of the ten Trading Days immediately preceding the Exercise Date.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Trading Day” shall mean any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities.

“Warrant Holder” shall mean the Investor or any permitted assignee or permitted transferee of all or any portion of this Warrant.

“Warrant Shares” shall mean those shares of Common Stock received upon exercise of this Warrant.

Section 2. Exercise.

(a) Method of Exercise. This Warrant may be exercised in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time during the Exercise Period, by the Warrant Holder by surrender of this Warrant, with the form of exercise attached hereto as Exhibit A completed and duly executed by the Warrant Holder (the “Exercise Notice”), to the Company at the address set forth in Section 10.04 of the Agreement, accompanied by payment of the Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is being exercised (the “Aggregate Exercise Price”). The latter of the date on which an Exercise Notice or payment of the Exercise Price (unless this Warrant is exercised in accordance with Section 2(c) below) is received by the Company in accordance with this clause (a) shall be deemed an “Exercise Date.”

(b) Payment of Aggregate Exercise Price. Subject to paragraph (c) below, payment of the Aggregate Exercise Price shall be made by wire transfer of immediately available funds to an account designated by the Company. If the amount of the payment received by the Company is less than the Aggregate Exercise Price, the Warrant Holder will be notified of the deficiency and shall make payment in that amount within three (3) Trading Days. In the event the payment exceeds the Aggregate Exercise Price, the Company will refund the excess to the Warrant Holder within five (5) Trading Days of receipt.

(c) Cashless Exercise. In the event that the Warrant Shares to be received by the Warrant Holder upon exercise of the Warrant may not be resold pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws, the Warrant Holder may, as an alternative to payment of the Aggregate Exercise Price upon exercise in accordance with paragraph (b) above, elect to effect a cashless exercise by so indicating on the Exercise Notice and including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). If a registration statement on Form S-3 under the Securities Act of 1933, as amended, or such other form as deemed appropriate by counsel to the Company for the registration for the resale by the Warrant Holder of (x) the shares of Common Stock of the Company that may be purchased under the Agreement, (y) the Warrant Shares, or (z) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, has been declared effective by the SEC and remains effective, the Company may permit or require the Warrant Holder elect to effect a Cashless Exercise. In the event of a Cashless Exercise, the Warrant Holder shall receive that number of shares of Common Stock determined by (i) multiplying the number of Warrant Shares for which this Warrant is being exercised by the Per Share Warrant Value and (ii) dividing the product by the average of the Closing Prices on each of the ten Trading Days immediately preceding the Exercise Date, rounded to the nearest whole share. Upon a cashless exercise of some or all of this Warrant, the number of Warrant Shares remaining available for purchase hereunder shall be reduced by the number of Warrant Shares exercised in such cashless exercise, under the foregoing formula (notwithstanding that number of shares issued to the Warrant Holder upon such cashless exercise shall be less than the number of Warrant Shares exercised).

(d) Replacement Warrant. In the event that the Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised, and the Company, at its expense, shall forthwith issue and deliver to or upon the order of the Warrant Holder a new Warrant of like tenor in the name of the Warrant Holder, reflecting such adjusted number of Warrant Shares.

Section 3. Exercise Limitations. The Warrant Holder may not exercise this Warrant such that the number of Warrant Shares to be received pursuant to such exercise aggregated with all other shares of Common Stock then owned by the Warrant Holder beneficially or deemed beneficially owned by the Warrant Holder would result in (i) the Warrant Holder owning more than 9.9% of all of such Common Stock as would be outstanding on such Exercise Date, as determined in accordance with Section 13(d) of the Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (ii) the Company being required to file any notification or report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 4. Delivery of Warrant Shares.

(a) Subject to the terms and conditions of this Warrant, as soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) Trading Days thereafter, the Company at its expense will cause to be issued in the name of and delivered to the Warrant Holder, or as the Warrant Holder may lawfully direct, a certificate or certificates for, or, to the extent the Warrant Shares are not restricted securities, make deposit with the Depositary Trust Company via book-entry of, the number of validly issued, fully paid and non-assessable Warrant Shares to which the Warrant Holder shall be entitled on such exercise, together with any other stock or other securities or property (including cash, where applicable) to which the Warrant Holder is entitled upon such exercise in accordance with the provisions hereof.

(b) This Warrant may not be exercised as to fractional shares of Common Stock. In the event that the exercise of this Warrant, in full or in part, would result in the issuance of any fractional share of Common Stock, then in such event the Warrant Holder shall receive the number of shares rounded down to the nearest whole share.

Section 5. Representations, Warranties and Covenants of the Company.

(a) The Warrant Shares, when issued in accordance with the terms hereof, will be duly authorized and, when paid for or issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable.

(b) The Company shall take all commercially reasonable action and proceedings as may be required and permitted by applicable law, rule and regulation for the legal and valid issuance of this Warrant and the Warrant Shares to the Warrant Holder.

(c) The Company has authorized and reserved for issuance to the Warrant Holder the requisite number of shares of Common Stock to be issued pursuant to this Warrant. The Company shall at all times reserve and keep available, solely for issuance and delivery as Warrant Shares hereunder, such shares of Common Stock as shall from time to time be issuable as Warrant Shares.

(d) From the date hereof through the last date on which this Warrant is exercisable, the Company shall take all steps commercially reasonable to ensure that the Common Stock remains listed or quoted on the Principal Market.

Section 6. Adjustment of the Exercise Price. The Exercise Price and, accordingly, the number of Warrant Shares issuable upon exercise of the Warrant, shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a) Reclassification, Consolidation, Merger, Mandatory Share Exchange, Sale or Transfer.

(i) Upon occurrence of any of the events specified in subsection (a)(ii) below (the “Adjustment Events”) while this Warrant is unexpired and not exercised in full, the Warrant Holder may in its sole discretion require the Company, or any successor or purchasing corporation, as the case may be, without payment of any additional consideration therefor, to execute and deliver to the Warrant Holder a new Warrant providing that the Warrant Holder shall have the right to exercise such new Warrant (upon terms not less favorable to the Warrant Holder than those then applicable to this Warrant) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money or property receivable upon such Adjustment Event by the holder of one share of Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such Adjustment Event. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.

(ii) The Adjustment Events shall be (1) any reclassification or change of Common Stock (other than a change in par value, as a result of a subdivision or combination of Common Stock or in connection with an Excluded Merger or Sale), (2) any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change other than a change in par value or as a result of a subdivision or combination of Common Stock), other than (each of the following referred to as an “Excluded Merger or Sale”) a transaction involving (A) sale of all or substantially all of the assets of the Company, (B) any merger, consolidation or similar transaction where the consideration payable to the shareholders of the Company by the acquiring Person consists substantially entirely of cash, or where the acquiring Person does not agree to assume the obligations of the Company under outstanding warrants (including this Warrant). In the event of an Excluded Merger or Sale, if the surviving, successor or purchasing Person does not agree to assume the obligations under this Warrant, then the Company shall deliver a notice to the Warrant Holder at least 10 days before the consummation of such Excluded Merger or Sale, the Warrant Holder may exercise this Warrant at any time before the consummation of such Excluded Merger or Sale (and such exercise may be made contingent upon the consummation of such Excluded Merger or Sale), and any portion of this Warrant that has not been exercised before consummation of such Excluded Merger or Sale shall terminate and expire, and shall no longer be outstanding.

(b) Subdivision or Combination of Shares. If the Company, at any time while this Warrant is unexpired and not exercised in full, shall subdivide its Common Stock, the Exercise Price shall be proportionately reduced as of the effective date of such subdivision, or, if the Company shall take a record of holders of its Common Stock for the purpose of so subdividing, as of such record date, whichever is earlier. If the Company, at any time while this Warrant is unexpired and not exercised in full, shall combine its Common Stock, the Exercise Price shall be proportionately increased as of the effective date of such combination, or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

(c) Stock Dividends. If the Company, at any time while this Warrant is unexpired and not exercised in full, shall pay a dividend or other distribution in shares of Common Stock to all holders of Common Stock, then the Exercise Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Exercise Price in effect immediately prior to such payment or other distribution by a fraction:

1. the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and

2. the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

The provisions of this subsection (c) shall not apply under any of the circumstances for which an adjustment is provided in subsections (a) or (b).

(d) Liquidating Dividends, Etc. If the Company, at any time while this Warrant is unexpired and not exercised in full, makes a distribution of its assets or evidences of indebtedness to the holders of its Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company’s assets (other than under the circumstances provided for in the foregoing subsections (a) through (c)), then the Warrant Holder shall be entitled to receive upon exercise of this Warrant in addition to the Warrant Shares receivable in connection therewith, and without payment of any consideration other than the Exercise Price, the kind and amount of such distribution per share of Common Stock multiplied by the number of Warrant Shares that, on the record date for such distribution, are issuable upon such exercise of the Warrant (with no further adjustment being made following any event which causes a subsequent adjustment in the number of Warrant Shares issuable), and an appropriate provision therefor shall be made a part of any such distribution. The value of a distribution that is paid in other than cash shall be determined in good faith by the Board of Directors of the Company. Notwithstanding the foregoing, in the event of a proposed dividend in liquidation or distribution to the shareholders made in respect of the sale of all or substantially all of the Company’s assets, the Company shall deliver a notice to the Warrant Holder at least 10 days before the consummation of such event, the Warrant Holder may exercise this Warrant at any time before the consummation of such event (and such exercise may be made contingent upon the consummation of such event), and any portion of this Warrant that has not been exercised before consummation of such event shall terminate and expire, and shall no longer be outstanding.

Section 7. Notice of Adjustments. Whenever the Exercise Price or number of Warrant Shares shall be adjusted pursuant to Section 6 hereof, the Company shall promptly prepare a certificate signed by its Chief Executive Officer or Chief Financial Officer setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company’s Board of Directors made any determination hereunder), and the Exercise Price and number of Warrant Shares purchasable at that Exercise Price after giving effect to such adjustment, and shall promptly cause copies of such certificate to be sent by overnight courier to the Warrant Holder.

Section 8. No Impairment. The Company will not, by amendment of its Articles or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution or issue or sale of securities, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrant Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, and (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

Section 9. Rights As Stockholder. Except as set forth in Section 6 above, prior to exercise of this Warrant, the Warrant Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Warrant Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon or be notified of stockholder meetings.

Section 10. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant and, in the case of any such loss, theft or destruction of the Warrant, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

Section 11. Choice of Law. This Warrant shall be construed under the laws of the State of New York.

Section 12. Entire Agreement; Amendments. Except for any written instrument concurrent or subsequent to the date hereof executed by the Company and the Investor, this Warrant and the Agreement contain the entire understanding of the parties with respect to the matters covered hereby and thereby. No provision of this Warrant may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

Section 13. Restricted Securities.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) in reliance upon the provisions of Section 4(2) thereof and Regulation D thereof, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to this Warrant. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be resold except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act of 1933 and applicable state laws. The Company shall have no obligation to register the Warrant or the Warrant Shares except as explicitly set forth in that certain Registration Rights Agreement entered into between Investor and Company on even date hereof.

(b) Legend. Any replacement Warrants issued pursuant to Section 2 and Section 10 hereof and, unless a registration statement has been declared effective by the SEC in accordance with the Securities Act of 1933, as amended, with respect thereto, any Warrant Shares issued upon exercise hereof, shall bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

(c) No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 13(b) has been or shall be placed on the share certificates representing the Warrant Shares and no other instructions or “stop transfer orders” (so called “stock transfer restrictions”) or other restrictions have been or shall be given to the Company’s transfer agent with respect thereto other than as expressly set forth in this Section 13.

(d) Assignment. Assuming the conditions of Section 13(a) above regarding registration or exemption have been satisfied, the Warrant Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant (each of the foregoing, a “Transfer”), in whole or in part, but only to an Affiliate of the Warrant Holder. The Warrant Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be Transferred and the respective number of warrants to be Transferred to each assignee. The Company shall effect the Transfer within ten (10) days, and shall deliver to the Transferee(s) designated by the Warrant Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares. In connection with and as a condition of any such proposed Transfer, the Company may require (i) the Warrant Holder to provide an opinion of counsel to the Warrant Holder in form and substance reasonably satisfactory to the Company to the effect that the proposed Transfer complies with all applicable federal and state securities laws and (ii) any such Transferee to provide customary representations and warranties attendant to the acquisition of unregistered securities, including without limitation the Transferee’s investment intent and status as an “accredited investor” within the meaning of Regulation D.

(e) Investor’s Compliance. Nothing in this Section 13 shall affect in any way the Investor’s obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.

Section 14. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be given in accordance with Section 10.04 of the Agreement.

Section 15. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 16. Company Call Right.

(a) If a Funding Default occurs, the Company shall have the right to demand the surrender of this Warrant or any remaining portion thereof, Shares and/or cash from the Investor as follows (the “Call Right”):

(i) If the Investor has not previously exercised this Warrant in full, then the Company shall have a right to demand the surrender of this Warrant, or remaining portion thereof, from the Investor without compensation, and the Investor shall promptly surrender this Warrant, or remaining portion thereof. Following such demand for surrender, this Warrant shall automatically be deemed to have been canceled and shall have no further force or effect.

(ii) If, prior to receiving a Call Right Notice, the Investor has previously exercised this Warrant with respect to some or all of the Warrant Shares, and the Investor has not previously sold such Warrant Shares, then Company shall have a right to purchase from the Investor that number of shares of Common Stock equal to the number of shares of Common Stock issued in connection with the exercise(s) of the Warrant, at a repurchase price per share equal to the price per share paid by the Investor in connection with such exercise(s). For greater certainty, (a) if Warrant Shares were exercised for cash, the purchase price per share under the Call Right shall be equal to the Exercise Price, (b) if Warrant Shares were exercised on a cashless exercise basis, the purchase price per share for such Warrant Shares under the Call Right shall be zero, and (c) if such Warrant Shares were exercised on both a cash and cashless exercise basis, the purchase price per share under the Call Right shall be equal to the total amount of cash paid in connection with such cash exercise(s) divided by the total number of shares of Common Stock issued in connection with all exercises of the Warrant (whether on a cash or cashless basis).

(iii) If, prior to receiving a Call Right Notice, the Investor has previously exercised this Warrant with respect to some or all of the Warrant Shares, and the Investor subsequently sold such Warrant Shares, then the Investor shall remit to the Company the excess, if any, of (x) the proceeds received by Investor through the sale of such Warrant Shares, over (y) the aggregate Exercise Price for such Warrant Shares. In the event that the Investor obtained such Warrant Shares through a Cashless Exercise, then the Investor shall instead remit to the Company all proceeds received by the Investor through the sale of such Warrant Shares. For the avoidance of doubt, in the event that the Investor has sold some or all of the Warrant Shares prior to receiving a Call Right Notice, then the right set forth in this paragraph (iii) shall constitute the sole Call Right of the Company with respect to such Warrant Shares which have been sold.

(b) Company may exercise the Call Right by delivering a notice (the “Call Right Notice”) to Investor within thirty (30) days after the occurrence of a Funding Default. On the tenth (10th) business day following delivery of the Call Right Notice to Investor, Company shall tender the purchase price, if any, and Investor shall tender shares of Common Stock, if any, to be sold to Company pursuant to the Call Right Notice, immediately following which Company and Investor shall consummate such purchase and sale. The Call Right shall survive both the assignment of the Warrant by the Investor and the disposition of the Warrant Shares by the Investor following exercise of the Warrant.

IN WITNESS WHEREOF, this Warrant was duly executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

TERCICA, INC.

By:
Dr. John A. Scarlett
President and Chief Executive Officer

Investor acknowledges and agrees to the terms and conditions of this Warrant.

KINGSBRIDGE CAPITAL LIMITED

By:
Maria O’Donoghue
Director

EXHIBIT A TO THE WARRANT

EXERCISE FORM

TERCICA, INC.

The undersigned hereby irrevocably exercises the right to purchase                      shares of Common Stock of Tercica, Inc., a Delaware corporation, evidenced by the attached Warrant, and (CIRCLE EITHER (i) or (ii)) (i) tenders herewith payment of the Aggregate Exercise Price with respect to such shares in full, in the amount of $            , in cash, by certified or official bank check or by wire transfer for the account of the Company or (ii) elects, pursuant to Section 2(c) of the Warrant, to convert such Warrant into shares of Common Stock of Tercica, Inc. on a cashless exercise basis, all in accordance with the conditions and provisions of said Warrant, and, in accordance with the calculations attached hereto, has calculated that                      shares of Common Stock of Tercica are issuable upon such cashless exercise.

The undersigned requests that stock certificates for such Warrant Shares be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to this Warrant, in the name of the registered Warrant Holder and delivered to the undersigned at the address set forth below.

Dated:
Signature of Registered Holder
Name of Registered Holder (Print)

Address

EXHIBIT B TO THE WARRANT

ASSIGNMENT

(To be executed by the registered Warrant Holder desiring to transfer the Warrant)

FOR VALUED RECEIVED, the undersigned Warrant Holder of the attached Warrant hereby sells, assigns and transfers unto the persons below named the right to purchase                      shares of Common Stock of Tercica, Inc. (the “Company”) evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                      attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:

Signature

Fill in for new Registration of Warrant:
Name
Address
Please print name and address of assignee
(including zip code number)

Exhibit C

Officer’s Certificate

I, [NAME OF OFFICER], do hereby certify to Kingsbridge Capital Limited (the “Investor”), with respect to the common stock of Tercica, Inc. (the “Company”) issuable in connection with the Draw Down Notice, dated                              (the “Notice”) attached hereto and delivered pursuant to Article III of the Common Stock Purchase Agreement, dated October 14, 2005 (the “Agreement”), by and between the Company and the Investor, as follows:

1. I am the duly elected [OFFICER] of the Company.

2. The representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof (except for such representations and warranties that are made as of a particular date).

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the date hereof related to the Notice and has satisfied each of the conditions to the obligation of the Investor set forth in Article VII of the Agreement.

4. In accordance with the prior request and agreement of the Investor, the Shares issuable in respect of the Notice will be delivered without restrictive legend via book entry through the Depositary Trust Company to an account designated by the Investor.

The undersigned has executed this Certificate this      day of                     , 200[  ].

Name:
Title: